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Exhibit 99.4

AMENDED AND RESTATED RESTRICTED SHARE GRANT AND
SHAREHOLDERS' AGREEMENT

        dated as of July 7, 2003

among Forest Merger Corp., LendingTree Inc., InterActiveCorp
(formerly known as USA Interactive)

and the Grantees

i

5.4.	Series A Preferred	14
ARTICLE VII MISCELLANEOUS
6.1.	Termination; Effect of Termination	15
6.2.	Survival of Agreements; Assignment	15
6.3.	Entire Agreement; Headings; Severability; Amendment	15
6.4.	Remedies	16
6.5.	Counterparts; Effectiveness	16
6.6.	Certain Definitions and Rules of Interpretation	16
6.7.	Notices	16
6.8.	No Third-Party Beneficiaries	17
6.9.	Governing Law	17
6.10.	Jurisdiction; Venue; Service of Process; Waiver of Jury Trial	17
6.11.	Company Execution	18

EXHIBIT A    Grantees

ii

AMENDED AND RESTATED RESTRICTED SHARE GRANT AND SHAREHOLDERS' AGREEMENT dated as of July 7, 2003, among Forest Merger Corp., a Delaware corporation ("Merger Sub"), LendingTree Inc., a Delaware corporation, (the "Company"), INTERACTIVECORP, a Delaware corporation (formerly known as USA Interactive) ("Parent"), and the parties listed as Grantees on Exhibit A attached hereto (each a "Grantee", and collectively, the "Grantees").

INTRODUCTION

        The Company, Forest Merger Corp., a Delaware corporation ("Merger Sub") and Parent are parties to the Agreement and Plan of Merger dated May 5, 2003 (the "Merger Agreement") pursuant to which, at the Effective Time of the Merger (as such term is defined in the Merger Agreement), Merger Sub shall be merged with and into the Company, with the separate corporate existence of the Merger Sub ceasing and the Company continuing as the surviving corporation (the "Merger").

        The Grantees will receive from the Company no later than the day immediately after the day on which the Effective Time occurs a grant of that number of shares of the Company's Common Stock, $0.01 par value, to be authorized under the Company's Certificate of Incorporation as in effect immediately following the Effective Time as contemplated by the Merger Agreement (the "Common Stock") and subject to the restrictions set forth in this Agreement, as set forth on Exhibit A attached hereto (the "Shares").

        The Company, Parent and the Grantees have entered into a Restricted Share Grant and Shareholders' Agreement, dated as of May 5, 2003 (the "Initial Agreement"), which set forth the terms of the issuance of the Shares and certain matters regarding the continued ownership of the Shares by the Grantees following the grant of the Shares.

        The Company, Parent and the Grantees now wish to make certain modifications to the Initial Agreement pursuant to this Amended and Restated Restricted Share Grant and Shareholder's Agreement, and agree that this Amended and Restated Restricted Share Grant and Shareholder's Agreement shall supercede any attachments to a Grantee's employment agreement with respect to, and references in such employment agreement to, the Initial Agreement.

        In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

GRANT OF SHARES

        1.1.    Grant of Shares.    Subject to the terms and conditions set forth in this Agreement, no later than the day immediately after the day on which the Effective Time (as defined in the Merger Agreement) occurs (the "Grant Date"), each Grantee shall be granted by the Company, the number of Shares set forth opposite such Grantee's name on Exhibit A hereto (or next to such Grantee's signature on the execution page), as amended from time to time. Subject to the provisions of this Agreement, the Shares shall have the respective rights of shares of Common Stock as set forth in the Company's Certificate of Incorporation.

        1.2.    Vesting.

          (a)    Subject to the terms and conditions of this Agreement, the Shares shall vest and no longer be subject to forfeiture as follows: 40% of the Shares on the second anniversary of the Grant Date, 20% of the Shares on each of the third and fourth anniversaries of the Grant Date and 20% of the Shares on the four and 1/2 year anniversary of the Grant Date (such period during which vesting restrictions apply is the "Vesting Period").

          (b)    Notwithstanding the provisions of Section 1.2(a), if following the Effective Time the Grantee incurs a Termination of Employment by the Company without Cause or the Grantee incurs a Termination of Employment for Good Reason, if less than 33.33% of the Shares have vested as of the Grantee's Termination of Employment, then 33.33% of the Shares shall be vested (and the Vesting Period shall end for such vested Shares) provided, that if, following the Effective Time, Mr. Lebda incurs a Termination of Employment by the Company without Cause or for Good Reason, he will be vested in 100% of his Shares. Notwithstanding the provisions of Section 1.2(a), if the Grantee incurs a Termination of Employment for death or Disability, upon such event the Grantee shall be vested in a number of Shares (inclusive of any Shares vested previously under Section 1.2(a)) equal to the product of (A) the total number of Shares granted to the Grantee and (B) a fraction, the number of which is the number of full months from the Grant Date through the Termination of Employment, and the denominator of which is 54.

All remaining unvested Shares (after taking into account the accelerated vesting set forth above) shall be forfeited by the Grantee effective immediately upon such Termination of Employment.

          (c)    In the event the Grantee incurs a Termination of Employment during the Vesting Period for any reason other than as set forth in Section 1.2(b), all remaining unvested Shares shall be forfeited by the Grantee effective immediately upon such termination. For purposes of this Agreement, employment with the Company shall include employment with the Company's Affiliates. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Grantee's employment at any time.

          (d)    All outstanding Shares shall immediately vest upon a Change in Control of the Company (as defined below). For purposes of this Agreement, Change in Control shall mean:

            (i)    The acquisition by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than the Parent, Barry Diller, Liberty Media Corporation, and their respective affiliates (a "Person"), directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any acquisition by any Person pursuant to a transaction which complies with clauses (A) and (B) of subsection (ii); or

            (ii)    The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a "Business Combination"), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (B) no Person (excluding Parent, Barry Diller, Liberty Media Corporation and their respective Affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination; or

            (iii)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding paragraphs (i) and (ii) above, in no event shall a Change in Control be deemed to occur under paragraphs (i) and (ii) above (1) if Parent or its Affiliates (or Barry Diller) maintains a direct or indirect Controlling Interest in the Company or in an entity that maintains a Controlling Interest in the Company, or (2) as a result of Liberty Media Corporation or its Affiliates obtaining a direct or indirect Controlling Interest in Parent. A "Controlling Interest" in an entity shall mean (x) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (A) more than 50% of the outstanding equity securities of the entity or (B) equity securities representing more than 50% of the voting power of the outstanding equity securities of the entity or (y) voting control of more than 50% of the voting power of the entity.

          (e)    For purposes of this Agreement, the following terms shall have the following meanings:

            (i)    "Termination of Employment" means a Grantee's termination of employment with the Company and all of its subsidiaries.

            (ii)    "Affiliate" with respect to an entity means a corporation controlling, controlled by or under common control with such entity.

            (iii)    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

        2.1.    Representations and Warranties of the Grantees.    Each Grantee hereby severally represents and warrants to the Company and Parent as follows as of the date hereof and as of the Grant Date:

          (a)    Holding for Own Account.    Such Grantee will hold the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares.

          (b)    Unregistered Shares.    Such Grantee understands that (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state or other jurisdiction in reliance upon exemptions from such registration requirements for non-public offerings; (ii) the Shares may not be sold, pledged or otherwise transferred except pursuant to effective registrations or qualifications relating thereto under the Securities Act and applicable state securities or blue sky laws or pursuant to an exemption therefrom; and (iii) the Company and Parent are not under any obligation to register or caused to be registered the Shares under the Securities Act or any state securities laws, or to take any action to make any exemption from any such registration provisions available.

          (c)    Information.    Such Grantee is aware of and acknowledges the following:

            (i)    that no Federal or state agency has made any finding or determination regarding any recommendation or endorsement of the Shares;

            (ii)    that neither the officers, directors, agents, Affiliates or employees of the Company or Parent, nor any other Person, has expressly or by implication, made any representation or warranty concerning the Company other than as set forth herein; and

            (iii)    that the past performance or experience of the Company or the Company's officers, directors, agents or employees will not in any way indicate or predict the results of the ownership of the Shares or of the Company's activities.

          (d)    Legal Counsel.    Such Grantee has been advised and represented by independent legal counsel regarding such Grantee's rights and obligations under this Agreement and such Grantee fully understands the terms and conditions contained herein.

          (e)    Power and Authority; Binding Agreement.    Such Grantee has all requisite capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Grantee and this Agreement constitutes the legal, valid and binding obligation of such Grantee, enforceable against such Grantee in accordance with its terms. The execution, delivery and performance of this Agreement by such Grantee does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Grantee is a party or any judgment, order or decree to which such Grantee is subject.

        2.2.    Representations and Warranties of the Company.    The Company hereby represents and warrants to the Grantees as of the date hereof and as of the Grant Date as follows:

          (a)    Organization and Standing; Power and Authority; Binding Agreement.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company possesses all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

          (b)    The Shares.    All of the Shares to be issued hereunder will, at the Grant Date, have been duly authorized, validly issued, fully paid and be non-assessable.

          (c)    Capitalization.    Immediately after the grant of the Shares, the authorized capital stock of the Company will consist of 1000 shares of Common Stock, of which 1000 shares will be issued and outstanding, and 50,000 authorized shares of Preferred Stock, of which 35,000 have been designed Series A Preferred Stock, and of which Series A Preferred Stock such number of shares as provided in the Merger Agreement will be issued and outstanding.

ARTICLE III

CONDITIONS PRECEDENT TO OBLIGATIONS

        3.1.    Conditions to the Company's and Parent's Obligations.    The obligations of the Company and Parent are subject to the satisfaction (or express written waiver by the Company and Parent) of the following conditions on or prior to the Grant Date:

          (a)    Representations and Warranties.    The representations and warranties of each of the Grantees contained in Section 2.1 shall be true and correct in all respects at and as of the date hereof and at and as of the Grant Date with the same effect as though such representations and warranties had been made at and as of such time.

          (b)    Covenants and Agreements.    Each of the Grantees shall have performed or complied with all covenants, agreements and obligations required by this Agreement and Section 2 of each of the employment agreements between the Merger Sub and each of the Grantees, if applicable, to be performed or complied with by such Grantee on or before the Grant Date.

          (c)    The Merger.    The Merger shall have occurred.

          (d)    Employment Agreement.    Grantee shall have entered into an employment agreement with the Merger Sub, if applicable.

        3.2.    Conditions to Grantees' Obligations.    The obligations of each of the Grantees are subject to the satisfaction (or express written waiver by such Grantee) of the following conditions on or prior to the Grant Date:

          (a)    Representations and Warranties.    The representations and warranties of the Company contained in Section 2.2 shall be true and correct in all respects at and as of the Grant Date.

          (b)    Covenants and Agreements.    The Company shall have performed or complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Company on or before the Grant Date.

          (c)    The Merger.    The Merger shall have occurred.

ARTICLE IV

TRANSFERS OF COMMON STOCK

        4.1.    Restrictions on Transfer.    Except as provided in Sections 4.2, 4.3 and 4.4, during the period commencing on the Grant Date and ending on an Initial Public Offering (as defined in Section 4.9) (the "Restriction Period"), each Grantee shall not transfer, sell, assign, pledge, hypothecate, bequeath, give, create a Lien (as defined below) on, place in trust (voting or otherwise), designate a different trustee, custodian or beneficiary for any shares already held in trust, assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value (each, a "Transfer"), any Shares or beneficial interest in any Shares, except for a Transfer of Common Stock (each, a "Permitted Transfer") between such Grantee and such Grantee's guardian or conservator, a trust for the benefit of such Grantee or such Grantee's spouse or lineal descendants and, upon the death of such Grantee, such Grantee's executor, administrator and heirs; provided, that in each case no Permitted Transfer shall be effective unless and until the transferee of the Shares (A) executes and delivers to the Company and Parent an appropriate document, satisfactory to Parent, in which such permitted transferee agrees that it shall be bound as a Grantee by, and that its beneficial ownership of any Shares shall be subject to, all the terms and conditions provided in this Agreement; and (B) executes and delivers to the Company and Parent an investor's letter satisfactory to the Company, in which such permitted transferee provides the Company with adequate representations and warranties with respect to the exemption of such Transfer under the Securities Act and any applicable state securities laws. Notwithstanding the foregoing, for purposes of determining a Termination of Employment, termination of the original Grantee's employment shall be determinative.

        4.2.    Put/Call Rights.

          (a)    (i)    Parent shall have the right, exercisable (1) within 60 days following the availability of the final financial results of the Company for the fiscal year of the Company ending immediately following the seventh anniversary of the Closing Date; and (2) with respect to each subsequent anniversary of the Closing Date, within 60 days following the availability of the final financial results of the Company for the fiscal year of the Company ending immediately following such subsequent anniversary, to purchase, all (but not less than all) the Shares held by any Grantee (the "Parent Call"), at a purchase price per Share equal to the Appraisal Value (as defined below) thereof.

          (ii)    The chief executive officer of the Company (or, if the chief executive officer does not hold Shares, the next most senior executive officer holding Shares) (the "Senior Officer") shall have the right, exercisable (1) within 60 days following the availability of the final financial results of the Company for the fiscal year of the Company ending immediately following the fifth anniversary of the Closing Date (the "Fifth Anniversary Fiscal Year"); and (2) with respect to each subsequent anniversary of the Closing Date, within 60 days following the availability of the final financial results of the Company for the fiscal year of the Company ending immediately following such subsequent anniversary, to require Parent to purchase all (but not less than all) of the Shares of each Grantee (such right, with respect to each Grantee, being referred to as the "Grantee Put"), in each case at a purchase price per Share equal to the Appraisal Value thereof. In the event the Senior Officer elects a Grantee Put, all Grantees shall be deemed to have elected Grantee Puts at such time, and their Shares shall be purchased pursuant to this Section 4.2 pursuant to a single Appraisal Value determination. No Grantee may exercise a Grantee Put other than pursuant to the exercise of the Grantee Put by the Senior Officer.

          (iii)    Upon a Grantee's Termination of Employment prior to the Fifth Anniversary Fiscal Year, the Appraisal Value of all vested Shares held by such Grantee shall be determined pursuant to the procedures of Section 4.2(c) as if an Appraisal Value Notice had been delivered under Section 4.2(c) as of the end of the fiscal year of the Company in which such Termination of Employment occurs, and the vested Shares shall thereafter represent only the right to receive the Appraisal Value determined as of such fiscal year end and the Grantee shall otherwise have no right or interest of any kind, whether as stockholder of the Company or otherwise, in the vested Shares; provided, that, if the Grantee's Termination of Employment occurs on or after June 30 in a given fiscal year, such valuation to determine the Appraisal Value shall occur and be determined as of six months and one day following the Grantee's Termination of Employment. The vested and unvested Shares as of such date shall be returned to the Company as treasury shares. The Parent shall cause the Appraisal Value of such vested Shares (as determined under this Section 4.2(a)(iii)) to be paid to the Grantee at the time that Grantee Puts are paid or, if the Parent exercises it rights under Section 4.2(a)(i) with respect to such Grantee, pursuant to a Parent Call. The payments under this Section 4.2(a)(iii) may be paid in the same manner of cash and Parent common stock as the Put/Call Purchase Price may be paid under Section 4.2(b). The Shares of any Grantee who incurs a Termination of Employment during or after the Fifth Anniversary Fiscal Year will be subject to the provisions of Sections 4.2(a)(i) and (a)(ii), and not the provisions of this Section 4.2(a)(iii).

          (iv)    "Appraisal Value" of a Share shall mean the fair market value of the Common Stock taken as a whole divided by the aggregate number of all shares of Common Stock then outstanding, taking into account the capital structure of the Company (including deducting from the value of the Company the then-accrued value of the outstanding shares of Series A Preferred Stock plus accrued dividends on such Series A Preferred Stock). The determination of Appraisal Value shall be based upon industry practice and valuation methodologies for a business of the type maintained by the Company, and shall be based upon industry growth and prospects and on the Company's financial statements prepared on a stand-alone basis, as adjusted to take into account the transactions between Company Parties and Parent Parties contemplated by Article V and any other costs incurred by a Parent Party on behalf of a Company Party, as reasonably determined by Parent after consultation with the Company and the Company's auditors, and shall not take into account any net operating loss carryforward or other tax asset of the Company existing as of the Closing Date. The Appraisal Value shall be determined as of the end of the Company's applicable fiscal year referred to in Section 4.2(a)(i), (ii) or (iii), as the case may be. The Appraisal Value shall not be based upon the liquidation value of the Company. For purposes of determining the Appraisal Value, any Shares previously granted to any Grantee hereunder, whether vested, unvested, forfeited or otherwise, shall be deemed to be, without duplication, outstanding shares of Common Stock, except to the extent accounted for under Section 4.11.

          (v)    Unvested Shares shall not be subject to Parent Calls or Grantee Puts under this Section 4.2.

          (b)    The Parent Call may be exercised by Parent by providing notice to the Grantees in accordance with Section 6.7. The Grantee Put may be exercised by the Senior Officer by providing notice to Parent in accordance with Section 6.7. The purchase and sale of Shares under this Section 4.2 shall be consummated at a closing the date and time of which shall be selected by Parent and provided in writing to the participating Grantees at least seven days prior thereto; provided that such date shall not be later than the 30th day following the date of the final determination of the Appraisal Value; provided further that if the approval of any governmental authority is imposed by or required under any legal requirement with respect to the consummation of the purchase and sale of Shares under this Section 4.2, the closing shall be deferred to a date not later than the fifth Business Day following the date the last such approval shall have been obtained or occurred. At such closing, Parent shall cause to be paid to the Grantees the applicable purchase price (such price, with respect to each Grantee, being referred to as the "Put/Call Purchase Price") by wire transfer of immediately available funds, against delivery by the Grantees of the certificates evidencing the Shares together with duly executed forms of assignment sufficient to transfer title thereto to Parent (in form and substance reasonably satisfactory to Parent) assigning the Grantees' Shares to Parent, free and clear of any pledge, lien, encumbrance, security interest, purchase option, call or similar right ("Liens"). Alternatively, Parent may in its discretion elect to pay all or a portion of the Appraisal Value in freely transferable (either pursuant to registration on Form S-3 or another suitable registration form of the issuance by Parent to the Grantee, or pursuant to a resale prospectus on Form S-3 or similar), listed shares of Parent common stock with a Parent fair market value equal to the Appraisal Value (or, if applicable, the portion of the Appraisal Value being paid with shares of Parent common stock). For purposes of this Agreement, the "Parent fair market value" shall be equal, on the date of the closing, to the last reported sales prices over the five trading days immediately preceding the date of the closing, during regular trading hours, of the Parent common stock, par value $.01 per share, in the over-the-counter market, as reported by NASDAQ (or, if the common stock is listed on a national securities exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national security exchange on which the Parent common stock is listed or admitted to trading) on the last preceding date or, if there are no reported sales on that date, on the last day prior to that date on which there are such reported sales. In the event the Grantees receive a distribution of shares of Parent common stock, the Grantees shall not be subject to any Parent stock ownership policies that are less favorable than those applicable to other executives of the Parent and its subsidiaries generally.

           (c)  If either the Parent Call or the Grantee Put is exercised, the Appraisal Value shall be determined as follows:

              (i)  within 30 days following (A) the applicable exercise period set forth in Section 4.2(a) or (B) if earlier, the date that either (1) the Parent Call has been exercised or (2) the Grantee Put has been exercised, Parent and the applicable Grantee shall each notify the other and the Company in writing (each such notice being referred to as an "Appraisal Value Notice") of its determination of the Appraisal Value (determined as set forth in the definition thereof) of such Shares; provided that if either such party fails to provide an Appraisal Value Notice within such period, the determination of the Appraisal Value (determined as set forth in the definition thereof) set forth in the Appraisal Value Notice provided within such 30-day period shall be deemed to be the Appraisal Value of such Shares to be purchased by Parent under this Section 4.2 and shall be final for purposes hereof.

             (ii)  if, within 15 days from the date of the later Appraisal Value Notice given within such 30-day period pursuant to Section 4.2(c)(i), Parent and the applicable Grantee (i.e., the Grantee who incurs the Termination of Employment in the case of an Appraisal Value under Section 4.2(a)(iii), and the Senior Officer in the case of an Appraisal Value not pursuant to Section 4.2(a)(iii)) are unable to agree on an Appraisal Value, then, within such 15-day period, Parent and the applicable Grantee shall jointly through reasonable agreement select an independent, nationally recognized valuation firm or investment bank (the "Baseball Arbitrator") and notify the Baseball Arbitrator in writing of their respective determinations of the Appraisal Value; provided that Parent may determine not to use a particular valuation firm or investment bank based upon its fees to be charged for such services. Following such selection, the Baseball Arbitrator shall, within 30 days, notify all of the foregoing parties of its selection of one of the two original determinations of the Appraisal Value (the "Selected Appraisal Value"), which Selected Appraisal Value shall be chosen by the Baseball Arbitrator based on its determination that the Selected Appraisal Value more closely reflected the Appraisal Value (determined as set forth in the definition thereof) of the Shares than the other original determination. The Selected Appraisal Value shall be deemed to be the Appraisal Value of the Shares and shall be final for purposes hereof. The costs of the Valuation Firm shall be borne equally by the Parent and the Grantee.

Notwithstanding the foregoing, if at the time that an Appraisal Value Notice is given (or is deemed to have been given under Section 4.2(a)(iii)), a Baseball Arbitrator is then conducting an appraisal pursuant to Section 4.2(a)(iii) or Section 4.2(c)(ii) or has concluded such an appraisal within the prior 90 days, then the Appraisal Value determined in such appraisal shall be binding in all respects unless Parent, in its sole and reasonable discretion, shall determine that an intervening event has occurred that could reasonably be expected to cause a material change in the Appraisal Value, in which case the Appraisal Value shall be determined as otherwise provided in this Section 4.2(c).

           (d)  For the purposes of this Agreement,

              (i)  "Cause" means the definition in the Grantee's employment agreement, if any, or, if the Grantee does not have an employment agreement, (A) a plea of guilty or nolo contendere to, or conviction for, a felony offense or other crime involving moral turpitude by the Grantee; (B) a material breach by the Grantee of a fiduciary duty owed to the Company; (C) a material breach by the Grantee of any restrictive covenants to which the Grantee is subject; or (D) the willful or gross neglect by the Grantee of the material duties required by his position with the Company and its subsidiaries and Affiliates.

             (ii)  "Disability" means the definition in the Grantee's employment agreement, if any, or, if the Grantee does not have an employment agreement, a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, the

    Grantee unable to perform substantially the duties pertaining to his employment with the Company. A return to work of less than 14 consecutive days will not be considered an interruption in the Grantee's six consecutive months of disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

            (iii)  "Good Reason" means the definition in the Grantee's employment agreement, if any, or, if the Grantee does not have an employment agreement, any of the following without the Grantee's written consent, (a) a material adverse change in the Grantee's title or duties, operational authorities or reporting responsibilities from those in effect immediately following the Effective Date, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive, (b) a material reduction in Grantee's annual base salary, or (c) a relocation of the Grantee's principal place of business more than 25 miles from the Charlotte, North Carolina metropolitan area.

        4.3.  Come Along.    Except as provided in Section 4.3(c) and except with respect to shares of Common Stock (or any other shares of common stock of the Company into which the Common Stock may be converted) sold pursuant to an Initial Public Offering, Parent shall not Transfer in one transaction or a series of related transactions, shares of Common Stock constituting more than 50% of the aggregate number of all shares of Common Stock then outstanding in either case, to a Person other than the Company, the Grantees or any Affiliate of Parent (any such Transfer, a "Transfer Event"), without complying with the following terms and conditions:

           (a)  Parent shall give notice of the intended Transfer to the Grantees, and such notice (the "Participation Notice") shall be accompanied by a true and correct copy of the terms of the proposed Transfer (which shall identify the proposed transferee, the shares of Common Stock to be offered, the price offered for such shares of Common Stock and the other terms of the proposed Transfer). Within 10 days following the delivery of the Participation Notice by Parent to the Grantees, the Senior Officer may, by notice in writing to Parent, elect to participate in such sale by selling 100% of the Senior Officer's vested Shares, provided that such Senior Officer agrees to be bound by all of the same terms and conditions to which Parent is bound pursuant to the Proposed Transfer (including the execution of related documents and agreements). Upon the election by the Senior Officer to participate in the sale, all Grantees shall be deemed to have elected to participate in such sale by selling 100% of their vested Shares and shall be bound in the same manner as the Senior Officer is bound pursuant to the immediately preceding sentence.

           (b)  At the closing of any proposed Transfer in respect of which a Participation Notice has been delivered, Parent, together with the Grantees electing to sell Shares, shall deliver to the proposed transferee certificates evidencing the shares of Common Stock to be sold thereto together with duly executed forms of assignment sufficient to transfer title thereto to such transferee and shall receive in exchange therefor the consideration to be paid or delivered by the proposed transferee in respect of such shares of Common Stock as described in the Participation Notice.

           (c)  The provisions of this Section 4.3 shall not apply to any Transfer pursuant to Section 4.2.

        4.4.  Take Along

           (a)  Except as provided in Section 4.4(c) and except with respect to shares of Common Stock (or any other shares of common stock of the Company into which the Common Stock may be converted) sold pursuant to an Initial Public Offering, if a Transfer Event shall occur, then, at Parent's option exercisable by the written notice by Parent to the Grantees (the "Take Along Notice"), each Grantee receiving the Take Along Notice shall sell, transfer and deliver, or cause to be sold, transferred and delivered, to such Person, all of such Grantee's Shares on the same material terms and conditions to which Parent is bound pursuant to the proposed Transfer (including the execution of related documents and agreements). If Parent sells or exchanges less than all its shares of Common Stock it may determine in its discretion to issue a Take Along Notice for the same proportion of Shares of Grantees.

           (b)  At the closing of any proposed Transfer in respect of which a Take Along Notice has been delivered, Parent and the Grantees shall deliver to the proposed transferee certificates evidencing the shares of Common Stock to be sold thereto together with duly executed forms of assignment sufficient to transfer title thereto to such transferee and shall receive in exchange therefor the consideration to be paid or delivered by the proposed transferee in respect of such shares.

           (c)  The provisions of this Section 4.4 shall not apply to any Transfer pursuant to Section 4.2.

        4.5.    Purpose of Transfer Restrictions.    The parties hereto acknowledge that the restrictions on Transfers of the shares of Common Stock of the Company set forth in this Agreement are made for reasonable purposes and are reasonable restrictions for such purposes. Each of the Grantees acknowledges that Parent and the Company would not have entered into the Agreement, and would not have agreed to make any grants hereunder, without such Transfer restrictions.

        4.6.    Legends on Certificates.    All certificates representing the Shares issued to the Grantees shall have endorsed in writing, stamped or printed, thereon the following legend:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED, QUALIFIED, APPROVED OR DISAPPROVED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS AND NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY HAS PASSED ON OR ENDORSED THE MERITS OF THESE SECURITIES. THE TRANSFER OF ANY SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER LIMITED BY THE PROVISIONS OF THE AMENDED AND RESTATED RESTRICTED SHARE GRANT AND SHAREHOLDERS' AGREEMENT DATED AS OF JULY 7, 2003 AMONG FOREST MERGER CORP., LENDING TREE INC., INTERACTIVECORP AND THE GRANTEES IDENTIFIED THEREIN, A COPY OF WHICH IS ON FILE AT THE EXECUTIVE OFFICE OF INTERACTIVECORP."

        4.7.    Recapitalizations; Exchanges; Etc.    The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any such events, amounts hereunder shall be appropriately adjusted.

        4.8.    No Other Limitations on Transfers by Parent.    Each of the Grantees hereby acknowledges and agrees that, except as set forth in Sections 4.2, 4.3 and 4.4, (i) Parent may Transfer any shares of Common Stock or any other shares of capital stock of the Company to any other Person, including any Affiliate of Parent at any time and from time to time in its sole discretion without any restriction of any kind and (ii) the Grantees shall have no other rights with respect to any such Transfer.

        4.9.    Initial Public Offering.    The provisions of this Article IV shall cease to apply following an Initial Public Offering. "Initial Public Offering" means the closing of any sale of Common Stock or other equity securities of the Company in a firm commitment, underwritten public offering under the

Securities Act (other than a registration relating solely to a transaction under Rule 145 of the Securities Act (or any successor thereto) or to an employee benefit plan of the Company) in which the securities (including the Shares) are listed on a stock exchange or authorized for trading through NASDAQ. Each Grantee hereby agrees that, in connection with an Initial Public Offering or subsequent secondary offering of the capital stock of the Company, such Grantee shall, if requested by the underwriter thereof, enter into a customary lockup agreement relating to the Shares.

      4.10.    Registration.    Each Grantee hereunder acknowledges and agrees that, except as set forth in this Agreement, the grantee has no rights with respect to the transfer, or registration of, any shares of Common Stock.

      4.11.    Parent Purchase Option.    In the event that any Shares are forfeited by any Grantee, Parent shall have the option to purchase from the Company, for $0.01 per Share, an equal number of shares of the Company's Common Stock, $0.01 par value, such option to be exercisable at any time following such forfeiture. Upon such forfeiture, the Company shall apply the fair market value of such Shares, when determined, to reduce the accrued dividends on the Series A Preferred or, if the fair market value exceeds the accrued dividends, such fair market value shall be used to redeem Parent's shares of Series A Preferred Stock. The fair market value of the forfeited shares shall be determined pursuant to the procedures of Section 4.2(c) as if an Appraisal Value Notice had been delivered under Section 4.2(c) as of the end of the fiscal year of the Company in which such forfeiture occurs, with the Company being treated as the Grantee for purposes of such provision.

ARTICLE V

TRANSACTIONS BY THE COMPANY

        5.1.    Transactions Between the Company and Parent.

           (a)  Each of the Grantees hereby acknowledges and agrees as follows:

              (i)  Parent and/or any Affiliates of Parent (other than the Company Parties) (the "Parent Parties") may at any time and from time to time enter into and perform agreements or transactions with the Company and/or any direct or indirect subsidiary of the Company (the "Company Parties") on such terms and conditions as such Parent Party may determine in its sole discretion;

             (ii)  any of the Parent Parties may provide administrative and corporate services to the Company Parties (e.g., legal, accounting, human relations and employee benefits, tax, administration) and charge the Company therefor in accordance with the Parent Parties' policies as determined in good faith by Parent.

            (iii)  from and after the Closing, the Grantees shall have no voting, approval or, except as set forth in this Article V, other rights with respect to any such actions by the Company Parties or the Parent Parties.

            (iv)  Parent shall charge the Company for its allocable share of taxes paid by any Parent Party with respect to the Company Parties, determined without regard to any net operating loss carryforward or other tax asset of the Company existing as of the Closing Date.

           (b)  Each of the Grantees hereby acknowledges (i) having received a copy of the Certificate of Incorporation and (ii) having had notice of and consented to the provisions contained in Article V thereof regarding conduct of certain affairs of the Company.

        5.2.    Stock Issuances by the Company; Cash Loans; Other Transactions.    (a) So long as any Grantee holds Shares initially granted to such Grantee hereunder, the Company hereby agrees that any sale and issuance of shares of capital stock of the Company to any Person shall be for at least fair market value of such shares, as determined by the Board of Directors of the Company or as approved by the Chief Executive Officer of the Company; provided, that the foregoing shall not apply with respect to any issuances with respect to employment arrangements or, after reasonable consultation with the chief executive officer of the Company, to strategic partners.

           (b)  In the event that a Parent Party makes a contribution to any Company Party of assets, property, cash or other item of value, whether in the form of capital, acquired businesses or otherwise, the Company shall issue to the applicable Parent Party a number of shares of Series A Preferred Stock with a Liquidation Preference (as defined in the Company's Certificate of Incorporation) equal to the fair market value of such contribution, as determined in good faith by either the Parent Board of Directors or a Parent senior executive officer (CEO, COO or CFO). Parent agrees that it will make, or permit another Parent Party to make, any such capital contributions, whether of cash or other property, based on Parent's good faith business judgment that such contribution is appropriate, necessary or desirable for the Company.

           (c)  Any Parent Party may borrow any cash held by the Company, provided, that such borrowing is pursuant to a promissory note at an interest rate at least equal to the applicable Parent cost of borrowing in effect from time to time. Any other cash distribution from the Company to a Parent Party (including any payments by the Company to any Parent Party pursuant to Section 5.1) shall not be treated as indebtedness.

           (d)  No Parent Party shall have any obligation to pay any Company Party for the use by any Parent Party (or any consolidated, combined or unitary group of which any Parent Party is a member) of any tax losses, credits or other tax benefits generated by any Company Party.

           (e)  If the Company determines to make a direct acquisition through its normal business practices, the chief executive officer of the Company may determine to use its then-existing cash balance to pay such purchase price prior to using any other financing source. For the avoidance of doubt, this provision shall not restrict any other rights of Parent under Article V, including contributing an acquisition to the Company.

        5.3.    Waiver of Appraisal Rights.    Each of the Grantees hereby waives any appraisal rights that such Grantee may be entitled to under Delaware law or other applicable law with respect to such Grantee's Shares.

        5.4.    Series A Preferred.    The Series A Preferred Stock shall not be convertible into Common Stock. Parent, in its sole discretion, may cause the Company to pay special cash dividends to any Parent Party, provided, that any such dividend is credited against the annual 10% dividend on the Series A Preferred payable to Parent.

ARTICLE VI

MISCELLANEOUS

        6.1.    Termination; Effect of Termination.

           (a)  Anything contained herein to the contrary notwithstanding, this Agreement shall be terminated and the transactions contemplated hereby abandoned and all outstanding Shares, if any, forfeited if at any time prior to the Closing Date the Merger Agreement is terminated for any reason.

           (b)  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.1(a), this Agreement shall become void and of no further force or effect, except for the provisions of this Section 6.1; provided that nothing in this Section 6.1 shall be deemed to release any party hereto from any liability for any breach by such party hereto of the terms and provisions of this Agreement.

        6.2.    Survival of Agreements; Assignment.    All covenants, agreements, representations and warranties made herein shall survive the delivery to the Grantees of the Shares and payment therefor and, notwithstanding any investigation heretofore or hereafter made by the Grantees or on the Grantees' behalf, shall continue in full force and effect. Whenever in this Agreement any of the parties hereto are referred to, such reference shall be deemed to include the successors and assigns of such party. This Agreement and the rights hereunder shall not be assignable or transferable by any party hereto except as expressly provided herein and no such assignment shall relieve an assignor of its obligations hereunder; provided, however, that Parent may assign its rights and obligations hereunder to any of its Affiliates. All covenants, promises and agreements in this Agreement by or on behalf of the Company, Merger Sub, Parent or the Grantees shall bind and inure to the benefit of the successors and assigns of such parties hereto.

        6.3.    Entire Agreement; Headings; Severability; Amendment.    This Agreement and the Merger Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, arrangements and communications, whether oral or written, with respect to the subject matter hereof. No party hereto shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein. Headings appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted. All amendments, modifications or waivers of this Agreement shall be binding only upon any party or Grantee executing a writing consenting to such matter; provided, that the Grantees shall be deemed to consent to an amendment, modification or waiver if approval is provided in writing by Grantees holding a majority of the Shares granted hereunder outstanding and not forfeited at the time of such amendment.

        6.4.    Remedies.    Except as otherwise provided herein, the parties to this Agreement acknowledge and agree that the covenants of the parties set forth in this Agreement may be enforced in equity by a decree requiring specific performance. Without limiting the foregoing, if any dispute arises concerning the Transfer of any of the Shares, the parties hereto agree that an injunction may be issued restraining the Transfer of such Shares or rescinding any such Transfer, pending resolution of such controversy. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties hereto may have under this Agreement.

        6.5.    Counterparts; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

        6.6.    Certain Definitions and Rules of Interpretation.    Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; (vi) a reference in this Agreement to an Article, Section or Exhibit is to the Article, Section or Exhibit of this Agreement.

        6.7.    Notices.    All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 6.7:

           (a)  if to Parent or Merger Sub:

      InterActiveCorp
      152 West 57th Street
      New York, New York 10019
      Attention: General Counsel
      Telecopy No.: (212) 314-7439

      and

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Andrew J. Nussbaum
      Telecopy No.: (212) 403-2000

           (b)  if to the Grantees:

      (at the last address on the records of the Company)

           (c)  if to the Company:

      LendingTree, Inc.
      11115 Rushmore Drive
      Charlotte, NC 28277
      Attention: General Counsel
      Telecopier: (704) 540-2468

      with copies after the Closing to:

      InterActiveCorp
      152 West 57th Street
      New York, New York 10019
      Attention: General Counsel
      Telecopy No.: (212) 314-7439

      and

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Andrew J. Nussbaum
      Telecopy No.: (212) 403-2000

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service, and (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine.

        6.8.    No Third-Party Beneficiaries.    Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

        6.9.    Governing Law.    This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

      6.10.    Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.    Each party irrevocably submits to the exclusive jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this agreement or any transaction contemplated hereby. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement. Each party waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

      6.11.    Company Execution.  Parent shall cause the Company to execute this Agreement immediately following the Effective Time.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

FOREST MERGER CORP.
By:	/s/ DANIEL C. MARRIOTT
Name: Daniel C. Marriott Title: Vice President
LENDINGTREE, INC. To be executed by the Company immediately following the Effective Time.
By:

Name: Title:
INTERACTIVECORP
By:	/s/ DAVID G. ELLEN
Name: David G. Ellen Title: Vice President, Acting General Counsel and Secretary
GRANTEES:
By:	/s/ DOUGLAS R. LEBDA
Name: Douglas R. Lebda Title: CEO
By:	/s/ THOMAS J. REDDIN
Name: Thomas J. Reddin Title: President and COO

S-1

By:
Name: Title:
By:
Name: Title:
By:
Name: Title:
By:
Name: Title:
By:
Name: Title:
By:
Name: Title:

S-2

Exhibit A

        GRANTEES

Grantee	Share Number
Douglas R. Lebda	42.5
Thomas J. Reddin	16.5
Keith Hall	[ ]
David N. Anderson	[ ]
Stephen J. Campbell	[ ]
Lori T. Collins	[ ]
Eric H. Cunliffe	[ ]
Robert J. Flemma, Jr.	[ ]
Kimberly R. Gorsuch-Bradbury	[ ]
Robert L. Harris	[ ]
Richard M. Stiegler	[ ]
Matthew A. Packey	[ ]
Brian M. Regan	[ ]

QuickLinks

  Exhibit 99.4
TABLE OF CONTENTS
INTRODUCTION
ARTICLE I GRANT OF SHARES
ARTICLE II REPRESENTATIONS AND WARRANTIES
ARTICLE III CONDITIONS PRECEDENT TO OBLIGATIONS
ARTICLE IV TRANSFERS OF COMMON STOCK
ARTICLE V TRANSACTIONS BY THE COMPANY
ARTICLE VI MISCELLANEOUS
  Exhibit A